Exhibit 10.12

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 27, 2018 (the “Effective Date”) between (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) (i) TUFIN SOFTWARE TECHNOLOGIES LTD, a company organized under the laws of the State of Israel (“ISR Borrower”), and (ii) TUFIN SOFTWARE NORTH AMERICA, INC., a Delaware corporation (“US Borrower”) (ISR Borrower and US Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”) , provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement further amends and restates in its entirety that certain Loan and Security Agreement dated as of August 4, 2015, between the Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of January 24, 2017, as further amended by that certain Second Loan Modification Agreement dated as of December 28, 2017, as further amended by that certain Third Loan Modification Agreement dated as of April 2, 2018 and as further amended by that certain Fourth Loan Modification Agreement dated as of July 19, 2018 (collectively, the “Prior Agreement”). The parties agree that the Prior Agreement is hereby superseded and replaced in its entirety by this Agreement, and the parties agree as follows:
RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank pursuant to the Prior Agreement as amended and restated by this Agreement and its ancillary documents, and confirms that the indebtedness secured thereby including, without limitation, the Obligations is and remains in full force and effect. Without limiting the foregoing, any warrant(s) and all other loan documents issued in connection with the Prior Agreement (to the extent not yet exercised, terminated or amended and restated in connection with this Agreement) remain in full force and effect.

1	ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Notwithstanding any terms in this Agreement to the contrary, for purposes of any financial covenant and other financial calculations in this Agreement (other than for purposes of updating the Borrowing Base) which are made in whole or in part based upon the Availability Amount as of the last day of a particular month, calculations relying on information from a Borrowing Base Report shall be derived from the Borrowing Base Report delivered within seven (7) days of month end pursuant to Section 6.2(a) (and not, for clarity, any more recent Borrowing Base Report delivered after such period), and the actual delivery date of such Borrowing Base Report shall be deemed to be the last day of the applicable month. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. Subject to the terms of this Agreement, Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2    Revolving Line.
(a)    Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank may, in its good faith business discretion, make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b)    Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.3    Term Loan.
(a)    Availability. Bank has previously made term loan advance to Borrower in the amount of the Term Loan Amount (the “Term Loan Advance”). After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed.
(b)    Interest Period. With respect to the Term Loan Advance, commencing on the Payment Date of the first month following the month in which the Funding Date occurs and continuing on the Payment Date of each month thereafter, until the full repayment of the Term Loan Advance in accordance with the provisions hereof, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.5(a)(ii).
(c)    Repayment. Commencing on the Term Loan Amortization Date and continuing on the Payment Date of each month thereafter, Borrower shall repay the Term Loan Advance in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.5(a)(ii). All outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.
(d)    Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance at least thirty (30) days prior to such prepayment, provided however, that such notice period shall be decreased to 7 Business Days in connection with (A) a prepayment by Borrower in connection with or as a result of consummation of a Permitted Acquisition, (B) a prepayment by Borrower in connection with or as a result of consummation of a transaction whereby a third party acquires all or substantially all of the capital stock or property of Borrower (including by merger or consolidation of Borrower with any other Person), and (C) a prepayment by Borrower if Bank rejects Borrower's request to consummate a transaction whereby Borrower acquires or permits any of its Subsidiaries to acquire (including by merger or consolidation of such Subsidiary with any other Person), all or substantially all of the capital stock or property of another Person, which does not qualify as a “Permitted Acquisition”, in each case of (A) through (C) above, provided that such prepayment is contemporaneous with the closing of such transaction and further provided that such notice shall be deemed as election to terminate this Agreement in accordance with the provisions of Section 12.1 below, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, and (B) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.
(e)    Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance and (iii) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.
2.4    Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5%).
2.5     Payment of Interest on the Credit Extensions.
(a)    Interest Rate.
(i)    Advances. Subject to Section 2.5(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one and one quarter of one percent (1.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.5(d) below.

(ii)    Term Loan Advances. Subject to Section 2.5(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to two and three quarters of one percent (2.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.5(d) below.
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
(d)     Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
2.6    Fees. Borrower shall pay to Bank:
(a)    Revolving Line Commitment Fee. A fully earned, non-refundable commitment fee of Ninety Thousand Dollars ($90,000), on the Effective Date (the “Revolving Line Commitment Fee”);
(b)    Unused Revolving Line Facility Fee. Payable quarterly in arrears on a calendar year basis, on the last day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.5(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding.
(c)    Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement, which fees for the documentation and negotiation of this Agreement will not exceed Twenty Thousand Dollars ($20,000) as of the Effective Date) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(d)    Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.6 pursuant to the terms of Section 2.7(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.6.
2.7    Payments; Application of Payments; Debit of Accounts.
(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)    Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(c)    Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
2.8    Withholding.
(a)    All payments by ISR Borrower on account of the Obligations shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the Convention between the Government of the State of Israel and the Government of the United States of America with respect to taxes on income, provided however, that if Bank provides Borrower with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding issued by the Israeli Tax Authority, then the withholding (if any) of any amounts from the payments to be made by the ISR Borrower to Bank shall be made only in accordance with the provisions of such certificate.
(b)    Subject to Section 2.8(a) above, Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment if and to the extent such withholding tax payment is required to be made in accordance with applicable law, and will reasonably cooperate with Bank in connection with any information and documentation required by Bank in connection with credits, exemptions, rebates, or other benefits to be obtained by Bank in connection with such withholding payments made by Borrower, which credits, exemptions, rebates, or other benefits shall be property of Bank, without payment to Borrower or application to any Obligations hereunder; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.
(c)    The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.
3    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)    establishment of the Cash Collateral Account;

(b)    duly executed original signatures to the Loan Documents;
(c)    duly executed original signatures of Borrower to the ISR Debentures and their translation to Hebrew, duly executed notices to the Israeli Registrar of Companies for the registration of the ISR Debentures and original confirmation of such translations’ compatibility, as required for the registration of the ISR Debentures;
(d)    an officer certificate of ISR Borrower with respect to ISR Borrower’s articles, certificate of incorporation, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party, together with the duly executed original signatures thereto;
(e)    US Borrower’s Operating Documents and long-form good standing certificates of US Borrower certified by the Secretary of State (or equivalent agency) of US Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(f)    a secretary’s certificate of US Borrower with respect to US Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(g)    duly executed original signatures to the completed Borrowing Resolutions for each Borrower;
(h)    certified copies, dated as of a recent date, of financing statement and other lien filing searches, US Companies Registry searches and Israel Companies Registrar searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, in each case with respect to each Borrower;
(i)    the Perfection Certificate(s) of each Borrower, together with the duly executed original signatures thereto;
(j)    Intellectual Property search results and completed exhibits to the IP Agreement;
(k)    a legal opinion of ISR Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;
(l)    evidence satisfactory to Bank that all filings required to have been made pursuant to the ISR Debentures and the other Loan Documents have been made to secure a first-ranking Lien in favor of the Bank on the Collateral, and all other actions required to have been taken by Borrower or any other party prior to the initial Credit Extension shall have been taken and all consents and other authorizations shall have been obtained prior to the initial Credit Extension, all in accordance with the terms of the ISR Debentures and the other Loan Documents; and that a first-ranking Liens have been registered in favor of the Bank pursuant to the ISR Debentures
(m)    written approval from the NATI and Investment Center with respect to the creation of the security interest by Borrower over the Collateral in favor of Bank;
(n)    the insurance policies and/or endorsements required pursuant to Section 6.7 hereof evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;
(o)    with respect to the initial Advance, a completed Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts); and

(p)    payment of the fees and Bank Expenses then due as specified in Section 2.6 hereof.
3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)    timely receipt of (i) the Credit Extension request and any materials and documents required by Section 3.4; and (ii) with respect to the request for Term Loan Advances, an executed Payment/Advance Form and any materials and documents required by Section 3.4;
(b)    each of the representations and warranties in this Agreement, the Debentures and the IP Agreement shall be true, accurate, and complete on the date of the Advance Request and Invoice Transmittal and Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement, the Debentures and the IP Agreement remain true, accurate, and complete; and
(c)    Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.
3.3    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
3.4    Procedures for Borrowing.
(a)    Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Eastern time on the Funding Date of the Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.
(b)    Term Loan Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement, to obtain a Term Loan Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 noon Eastern time on the Funding Date of the Term Loan Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Term Loan Advances. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program a completed Payment/Advance Form executed by an Authorized Signer together with such other reports and information, as Bank may request in its sole discretion. Bank shall credit proceeds of any Term Loan Advance to the Designated Deposit Account. Bank may make Term Loan

Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Term Loan Advances are necessary to meet Obligations which have become due.
4    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein and by the ISR Debentures and any and all other security agreements, mortgages or other collateral granted to Bank by Borrower as security for the Obligations, now or in the future (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate Bank’s Liens granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practice for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.2    Debentures. Borrower undertakes to create, in favor of Bank, (i) a first ranking floating charge over all of the present and future assets of ISR Borrower whether now existing or hereafter created (including without limitation, Intellectual Property), (ii) a first ranking fixed charge over its registered and unissued share capital, its reputation and goodwill, Intellectual Property, equipment and other fixed assets and any tax benefit it may have, in accordance with a debentures of floating charge and fixed charge in the forms of Debenture attached as Exhibit E and Exhibit E-1 respectively, and (iii) a first ranking fixed charge over its equity holdings in the shares of the UK Subsidiary, in accordance with the applicable form of the Deed of Pledge attached hereto as Exhibit F (as amended, modified or restated from time to time, jointly, the “ISR Debentures” and each, an “ISR Debenture”). In addition, Borrower undertakes to create (a) within twenty (20) days of the end of each calendar year, and more often if requested at the sole and absolute discretion of Bank, a first ranking fixed charge over (i) each Account which is outstanding at such time, (ii) ISR Borrower’s rights, whether then existing or thereafter created, to receive funds from its customers, and (iii) any additional applications for registration of Intellectual Property of ISR Borrower or additional registered Intellectual Property of ISR Borrower (as described in Section 6.10 below) and any additional unregistered Intellectual Property developed by ISR Borrower, if any, and (iv) Borrower’s Equipment, all in accordance with a debenture of fixed charge in the form of the Debenture attached hereto as Exhibit E-1) (or in the form of an amendment to the existing ISR Debenture, at the Bank’s discretion as agreed by Borrower; (each such new and/or amended debenture and/or deed of pledge shall also be included in the definition of the term “ISR Debenture” herein). Borrower warrants and represents that the charges of the ISR Debentures, upon the filing thereof, shall be first priority fixed and floating charges (as provided therein) in the Collateral. In addition, Borrower undertakes to create, upon Bank’s written request to be made at Bank's sole discretion, a first ranking fixed charge over its equity holdings in the shares of each of its Subsidiaries, whether constituting Subsidiaries as of the Effective Date or thereafter becoming Subsidiaries of Borrower.

4.3    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral and a first priority fixed and floating charges as set forth in the ISR Debentures (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
4.4    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
5    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. ISR Borrower is not in a status of a 'breaching company' as such term is defined under the Israeli Companies Law 5759. In connection with this Agreement, Borrower has delivered to Bank completed certificates, each signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder and under the ISR Debentures, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than

Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein and, as provided in the ISR Debentures, fixed and floating charges thereon, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
All Inventory is in all material respects of good and marketable quality, free from material defects.
Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.
Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
5.3    Accounts Receivable; Inventory.
(a)    For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
(b)    All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Report. To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
5.4    Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries in which an adverse decision could reasonably be expected to cause a Material Adverse Change.
5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6    Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.7    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve

Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
5.8    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
5.11    Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge after reasonable investigation, of any Responsible Officer.
5.13    No Winding-Up. Borrower has not taken any corporate or other action nor has any application been made or any other steps been taken or legal proceedings been started or (to Borrower’s knowledge) threatened in writing against Borrower or any of its Subsidiaries for its winding-up or for the appointment of a liquidator, trustee, receiver, administrative receiver, administrator, examiner or similar officer of it or of any or all of its assets.
5.14    NATI and Investment Center. As of the Effective Date, Borrower did not receive any grants, funds or benefits (including, but not limited to, tax benefits) from NATI (formerly known as, the Israeli Office of Chief Scientist) or Investment Center, or the Binational Industrial Research and Development Foundation or any other Governmental Authority except as provided in Schedule 5.14.  Borrower is not obligated to pay any royalties or any other payments to the NATI or Investment Center or the Binational Industrial Research and Development Foundation

or any other Governmental Authority, except as provided in Schedule 5.14. The transactions contemplated under this Agreement, the ISR Debentures and any other Loan Document (including the realization of the Charged Property) are not subject to any right and do not require the approval of the NATI or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority, except as provided in Schedule 5.13.
6    AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1    Government Compliance.
(a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.
(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
(c)    Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:
(a)    a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) no later than Friday of each week when a Streamline Period is not in effect, and (ii) within seven (7) days after the end of each month when a Streamline Period is in effect;
(b)    within seven (7) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) Deferred Revenue report, and (D) monthly reconciliations of accounts receivable agings (aged by invoice date), general ledger and customer debtor information;
(c)    as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);
(d)    within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checksas soon as available, and at least annually, within ten (10) days of approval by Borrower’s board of directors and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, (B) annual financial projections for the following fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections, and (C) a capitalization table;

(e)    as soon as available, and in any event within one hundred fifty (150) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (provided that any firm associated with the “Big Four” accounting firms or an affiliate thereof is deemed acceptable to Bank);
(f)    in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;
(g)    within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;
(h)    prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, one hundred Thousand Dollars ($100,000) or more;
(i)    promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.
(j)    Provide Bank prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement or the ISR Debentures and UK Debenture, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.
(k)    Provide Bank with prompt written notice of any changes to the beneficial ownership information set out in items 2(d) through 2(g) of the Perfection Certificate.  Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.
6.3    Accounts Receivable.
(a)    Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
(b)    Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.
(c)    Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Borrower’s operating account with Bank. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).
(d)    Reserves. Notwithstanding any terms in this Agreement to the contrary: (i) Bank may, at any time, in its sole discretion, hold any proceeds of the Accounts and any amounts in the Cash Collateral Account as a reserve to cover Borrower’s Obligations to Bank (and to pay such Obligations when due); and (ii) at times when an Event of Default exists or an event exists that, with notice or passage of time or both, Bank determines would constitute an Event of Default, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank when a Streamline Period is in effect) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.
(e)    Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
(f)    Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit. In addition, Bank may notify Account Debtors to make payments in respect of Accounts directly to Bank. Notwithstanding the foregoing, prior to the occurrence and continuance of an Event of Default, Bank will notify Borrower prior to making any direct contact with Borrower’s Account Debtors
(g)    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
6.4    Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand

Dollars ($25,000.00) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement and/or in any other Loan Document.
6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6    Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted no more often than twice per each Borrower every twelve (12) months, unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge for any one (1) such inspection or audit shall not exceed Five Thousand Dollars ($5,000.00), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.
6.7    Insurance.
(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral. With respect to any insurance policy of ISR Borrower, Bank shall be designated as a “Motav” in the meaning and for the purposes of the Israeli Insurance Contract Law 5741-1981.
(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations, provided however that in the event that such proceeds are payable to an additional insured of Borrower, solely as a result of or in connection with an insurance claim filed by such additional insured or together with Borrower (specifically excluding claim field solely by Borrower), then such proceeds shall be payable to such additional insured.
(c)     At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8    Accounts.
(a)    Maintain all of Borrower’s and all of its Subsidiaries’ depository, operating and securities/investment accounts and cash with Bank and Bank’s Affiliates, provided, however, that Borrower may maintain (i) its Dollar account and cash denominated in Dollars with CitiBank, N.A, existing on the Effective Date, having account numbers 9933184797 and 9960069786, provided that such account shall be containing an aggregate amount of funds not exceeding at any time $50,000, (ii) without derogating from and subject to the Subsidiaries Assets Threshold, (x) Borrower’s and/or its Subsidiaries’ account with 2013 CATALUNYA BANC, S.A, existing on the Effective Date, having account number IBAN ES2620130695100201051360, branch address 0695 Barcelona Marina Pujades, Spain, and (y) Borrower’s and/or its Subsidiaries’ account with Schwaebische-Bank AG, having account number 100 0000 220, branch address Z.H.Herrn Michelberger, Postfach 10 46 4270041 Stuttgart, Germany, and KBC Bank SA, Succursale Francaise 52 Rue de la Victoire, 75009 Paris, France, having account number FR76 2780 0400 0106 1682 8010 153, in each case, as specified under the Perfection Certificate, provided that such accounts under sub-sections (x) and (y) above, shall be containing an aggregate amount of funds not exceeding at any time $1,500,000, and (iii) deposit and operating accounts with financial institutions in Israel, containing (x) any amount of funds in Shekels, (y) funds in Dollars in such amount not to exceed at any time $100,000, and (z) funds in Euros in such amount not to exceed at any time €50,000. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.
(b)    In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
6.9    Financial Covenant – Adjusted Quick Ratio. Borrower shall have at all times, to be tested as of the last day of each month, an Adjusted Quick Ratio of at least 1.25.
6.10    Protection and Registration of Intellectual Property Rights.
(a)    (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b)    If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in, and a first ranking fixed charge over, such property in favor of Bank. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain in favor of Bank a first priority perfected security interest in, and a first ranking fixed charge over, the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in, and a first ranking fixed charge over, such property.

(c)    Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.12    Online Banking.
(a)    Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).
(b)    Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.
6.13    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.
6.14    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within ten (10) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
6.15    Grants. Obtain the prior written consent of Bank before receiving any grants, funds or benefits, or filing for an application to receive funding from NATI or the Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

7    NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business. In addition, Borrower or its Subsidiaries, may enter into escrow arrangements with their customers, solely within the framework of a transaction of Borrower or its Subsidiaries with such customers entered into in the ordinary course of business, providing such customers, solely upon the occurrence of liquidation, winding up or other dissolution of Borrower, with the right to use Borrower's source code so deposited in escrow, only as may be necessary to fulfill Borrower’s undertakings under the main transaction.
7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Persons departing from or ceasing to be employed by Borrower within five (5) Business Days after their departure from Borrower; or (d) permit or suffer any Change in Control.
Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000.00) in Borrower’s assets or property), or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Twenty Five Thousand Dollars ($25,000.00) of Borrower's assets or property, then Borrower will first receive the written consent of Bank, and the landlord of any such new offices or business locations, including warehouses, shall execute and deliver a landlord consent in form and substance satisfactory to Bank. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty Five Thousand Dollars ($25,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank.
7.3    Mergers or Acquisitions. Merge or consolidate or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), other than in a Permitted Acquisition. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries or the Pledged Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein or the charges granted under the ISR Debentures, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary or the Pledged Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s or the Pledged Subsidiaries’ Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
Notwithstanding the foregoing, Borrower shall not, directly or indirectly, make any payments to Borrower's and/or any Subsidiary's current or former shareholders, but may pay and/or approve compensation payable in the ordinary course of business, to officers and directors (including if Affiliates of Borrower) in their capacity as such, in each case, under remuneration arrangements approved by Borrower's competent corporate organ (whether the board of directors or compensation committee).
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
8    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal, interest or Finance Charge on any Credit Extension, or any payment of any Facility Fees, in each case on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default. (a) If Borrower fails to perform any obligation under Sections 2.9, 6.2, 6.3, 6.4, 6.5, 6.7, 6.8, 6.9 or 6.12 of this Agreement or violates any of the covenants contained in Section 7 of this Agreement, or (b) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period). Grace periods provided under this Section 8.2(b) shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or as set forth in clause (a) above;
8.3    Material Adverse Change. A Material Adverse Change occurs;
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)     (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;
8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;
8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations;

(c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
8.11    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; and
8.12    Pledged Subsidiaries. The UK Subsidiary, the German Subsidiary and the French Subsidiary, at any time maintain, collectively, assets with an aggregate gross value exceeding $1,500,000 (the “Subsidiaries Assets Threshold”), provided however, that the foregoing threshold shall not include funds transferred to each such Pledged Subsidiary solely for the purpose of compensation expenses that are discharged within 5 days from the date of such transfer.
9    BANK’S RIGHTS AND REMEDIES
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, beyond any applicable cure or grace period provided herein (if any), Bank may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c)    demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
(e)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(f)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;
(g)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(h)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(i)    demand and receive possession of Borrower’s Books; and
(j)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof) or any other applicable law, including realization of securities and the exercise of all of Bank’s rights and remedies with respect to the ISR Debentures.
9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact to: (a) exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Bank or a third party as the Code permits; and (vi) receive, open and dispose of mail addressed to Borrower; and (b) regardless of whether an Event of Default has occurred, (i (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all Account Debtors to pay Bank directly. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.
9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. If an Event of Default has occurred and is continuing (or at any time on the terms set forth in Section 6.3(c), regardless of whether an Event of Default exists), Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, in its good faith business discretion, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
9.8    Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
Each Borrower is entering into this Agreement, and making all representations and warranties hereunder, on a joint and several basis, and all covenants, agreements and undertakings herein expressed or implied on the part of each Borrower shall be deemed to be joint and several.

10    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Tufin Software Technologies Ltd.
5 Shoham St.,
Ramat Gan, 5251001, Israel
Attn: Jack Wakileh
Fax: 03-6005142
Email: Jack.Wakileh@tufin.com

If to Bank:	Silicon Valley Bank 275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn:    Mr. Dave Reich
Fax:     +(617) 527-0177
Email:      Dreich@svb.com

with a copy to:	Shibolet with Raved Magriso Benkel & Co.
4 Berkowitz St.,
Tel-Aviv 6423806, Israel
Attn.: Einat Weidberg, adv.
Fax: +972-3-7778333
E-Mail: E.Weidberg@shibolet.com
11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York, NY; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non-conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided to Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS

WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 11 shall survive the termination of this Agreement.
12    GENERAL PROVISIONS
12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date and the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of a security interest by Borrower in Section 4.1 and the charges granted under the ISR Debentures shall survive until the termination of this Agreement, the ISR Debentures and all Bank Services Agreements.
12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
12.3    Indemnification.
(a)    General Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
(b)    This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.
12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9    Confidentiality. In handling any Borrower's confidential information (including any 3rd party confidential information) provided to Bank by Borrower or to which Bank may be exposed (for avoidance of doubt, such Borrower's confidential information shall include, any information related to any Account disclosed to Bank under any contract, purchase order, shipping document, invoice or other underlying supporting documentation with respect to any Eligible Account provided by Borrower in accordance with the provisions hereof, Bank shall exercise the same degree of care that it exercises for its own proprietary information, and shall not use, communicate, disclose, reveal or convey (whether directly or indirectly, and whether orally, in writing or otherwise) any such Borrower's confidential information without Borrower's prior consent, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.9; (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents, including without limitation, as part of the realization of any security interest or charge; (f) to any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, as required and in accordance with the provisions of such subordination, intercreditor, or other similar agreement; and (g) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this Section 12.9 or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document, other than the ISR Debentures and related translations and report forms shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. For the avoidance of doubt, this Section 12.10 shall not apply on the ISR Debentures and their translation to Hebrew, the notices to the Israeli Registrar of Companies for the registration of the ISR Debentures and the approval of the translation's compatibility.
12.11    Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS,

PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.12    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.13    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
13    DEFINITIONS
13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) Current Liabilities minus Deferred Revenue.
“Administrator” is an individual that is named:
(a)     as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and
(b)     as an Authorized Signer of Borrower in an approval by the Board.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.
“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.
"Arrow Group A" means United States, Canada, Israel, United Kingdom, Republic of Ireland, Spain, Italy, Portugal, France, Germany, Switzerland, Belgium, The Netherlands, Norway, Sweden, Finland, Poland, Greece, Denmark, Austria, Czech Republic, Australia, Hong Kong, Japan, Korea, Luxembourg, New Zealand, Singapore, South Africa and Turkey.
"Arrow Group B" means Brazil, Bulgaria, Croatia, Hungary, Morocco, Romania and Slovenia.
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”) .
“Bank Services Agreement” is defined in the definition of Bank Services.
“Board” is Borrower’s board of directors.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank in Bank’s sole discretion based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right to decrease the foregoing percentage in its sole discretion to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value. In the event that the Bank decrease the foregoing percentage pursuant to the preceding sentence, Bank shall provide to Borrower notice of such change.
“Borrowing Base Report” is that certain report of the value of certain Collateral in the form attached hereto as Exhibit D, or such other form as shall specified by Bank to Borrower from time to time.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Collateral Account” is defined in Section 6.3(c).
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means the entering into any transaction or series of related transactions (A) which result in ISR Borrower owning less than one hundred percent (100.0%) of the equity interests in US Borrower or (B) in which the shareholders of ISR Borrower who were not shareholders immediately prior to the first such transaction own more than forty-nine percent (49.0%) of the voting share of ISR Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of ISR Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).
“Charged Property” is defined in the ISR Debentures (specifically excluding any rights of Borrower under any Restricted Agreement; provided that any payment received by Borrower thereunder and/or in connection therewith shall be considered part of the Charged Property).
“Claims” is defined in Section 12.3.
“Code” is (a) the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York ; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to ISR Borrower and or any assets located outside of the United States, any applicable law.
“Collateral” is (a) any and all properties, rights and assets of Borrower described on Exhibit A, and (b) any and all properties, rights and assets granted by ISR Borrower to Bank as set forth in the ISR Debentures, including, without limitation, the Charged Property and the Pledged Right (specifically excluding any rights of Borrower under any Restricted Agreement, except that any payment received by Borrower thereunder and/or in connection therewith shall be considered part of the Collateral).
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, any Overadvance, or any other extension of credit by Bank for Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
“Default Rate” is defined in Section 2.5(b).
“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” any deposit account of Borrower maintained with Bank as chosen by Bank).
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.
“Eligible Accounts” means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, at the option of Bank, confirmed in accordance with Section 6.3(f) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Bank reserves the right, at any time after the Effective Date, in its sole discretion in each instance, to either (i) adjust any of the criteria set forth below and to establish new criteria or (ii) deem any Accounts owing from a particular Account Debtor or Account Debtors to not meet the criteria to be Eligible Accounts. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
(a)    Accounts (i) for which the Account Debtor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;
(b)    Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
(c)    Accounts with credit balances over ninety (90) days from invoice date;
(d)    Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;
(e)    Accounts owing from an Account Debtor which does not have its principal place of business in the United States, Canada, Israel, the United Kingdom and Western Europe, other than Arrow entities from Arrow Group A and Arrow entities from Arrow Group B, provided, however, that (i) the aggregate amount of Advances outstanding at any time based on, and the aggregate amount of the Borrowing Base at any time attributable to, Accounts owing from Arrow entities from each of the countries specified in Arrow Group B may not at any time exceed Two Hundred Thousand Dollars ($200,000); and (ii) the aggregate amount of Advances outstanding at any time based on, and the aggregate amount of the Borrowing Base at any time attributable to, Accounts owing from Arrow entities from all of the countries specified in Arrow Group B may not at any time exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000);

(f)    Accounts billed from and/or payable to Borrower outside of the United States or Israel (sometimes called foreign invoiced accounts);
(g)    Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;
(h)    Accounts billed and/or payable in a Currency other than Dollars;
(i)    Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business);
(j)    Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;
(k)    Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(l)    Accounts owing from an Account Debtor which is a government entity or any department, agency, or instrumentality thereof;
(m)    Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;
(n)    Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
(o)    Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
(p)    Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
(q)    Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
(r)    Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
(s)    Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
(t)    Accounts for which the Account Debtor has not been invoiced;
(u)    Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
(v)    Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);
(w)    Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;
(x)    Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);
(y)    Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;
(z)    Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue other than Deferred Revenue related solely to license, support and maintenance);
(aa)    (x)    Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank otherwise approves in writing, other than Accounts owing from Arrow entities from Arrow Group A and Arrow Group B to which the applicable percentage shall be seventy five percent (75%) of all Accounts; and
(bb)     Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Foreign Currency” means lawful money of a country other than the United States.
“French Subsidiary” is Tufin Software France SARL.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“German Subsidiary” shall mean Tufin Software Germany GmbH.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Israeli Companies Ordinance 5743-1983, the Israeli Companies Law 5759-1999, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IP Agreement” is that certain Intellectual Property Security Agreement between each Borrower and Bank dated as of the Effective Date, as may be amended, modified or restated from time to time.
“ISR Borrower” is defined in the preamble of this Agreement.
“ISR Debenture(s)” is defined in Section 4.2.
“Judgment Currency” is defined in Section 12.3.
“Key Person” is Borrower’s Chief Executive Officer, who is Ruvi Kitov as of the Effective Date.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Agreement, any Bank Services Agreement, the Perfection

Certificates, the ISR Debentures, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.
“Loan Fees” shall mean, collectively, Revolving Line Commitment Fee and the Unused Revolving Line Facility Fee.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
“Monthly Financial Statements” is defined in Section 6.2(c).
“NATI” is the National Authority for Technological Innovation of the Israeli Ministry of the Economy.
“NIS” means only lawful money of the State of Israel.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Loan Fees and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, if applicable, and, (a) if such Person is a corporation, its bylaws in certificate of incorporation or memorandum and/or articles of association (or similar document, as the case may be) current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Overadvance” is defined in Section 2.4.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.
“Payment Date” is (a) with respect to Term Loan Advances, the first (1st) calendar day of each month and (b) with respect to Advances, the last calendar day of each month.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Acquisition” means a transaction whereby Borrower merges or consolidates, or permits any of its Subsidiaries to merge or consolidate, with any other Person, or acquires, or permits any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, under all of the following conditions:
(a)the party or parties being acquired is in a similar line of business as Borrower;
(b)the acquisition costs (including the purchase price) expended by Borrower in the transaction are not paid with any Credit Extensions made hereunder;

(c)no Event of Default exists or is continuing at the closing of the transaction, and the transaction will not cause and Event of Default hereunder;
(d)the acquisition is approved by the board of directors (or equivalent control group) of all parties to the transaction;
(e)the total aggregate consideration to be paid by Borrower (including the value of Borrower’s stock issued by Borrower) in all of the contemplated transactions during the term of the Agreement does not exceed Two Million Dollars (US$2,000,000).
(f)Borrower provides Bank (i) written notice of the transaction at least ten (10) Business Days before the closing of the transaction, and (ii) copies of the acquisition or merger agreement and other material documents relative to the contemplated transaction, in each case in final or substantially final form, at least five (5) Business Days before the closing of the transaction;
(g)Borrower provides Bank at least ten (10) Business Days before the closing of the transaction written confirmation, supported by reasonably detailed calculations, that on a pro forma basis Borrower is projected to be in compliance with the financial covenants in Section 6.7 for each month of the twelve (12) month period ending after the proposed date of consummation of such contemplated transaction;
(h)Borrower is a surviving legal entity after completion of the contemplated transaction;
(i)the contemplated transaction is consensual and non-hostile;
(j)no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens; and
(k)any Person whose capital stock is acquired or any Subsidiary that acquires assets in such contemplated transaction shall, contemporaneously with the consummation of the transaction, unless otherwise agreed to by Bank in writing in its sole discretion, become a co-borrower or guarantor (as determined by Bank in its sole discretion) hereunder and shall grant a Lien in all of its assets to Bank, all on documentation acceptable to Bank in its sole discretion.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
(c)    Subordinated Debt;
(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and
(e)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder); and

(a)    Investments consisting of Cash Equivalents;
“Permitted Liens” are:
(a)    Liens existing on the Effective Date which are shown on the Perfection Certificate with respect to ISR Borrower only, as follows: (i) a charge in favor of Bank Leumi created by ISR Borrower on January 1, 2017, on a cash deposit, limited to the aggregate amount of NIS 900,000, securing (a) Borrower’s office lease obligation up to an amount of NIS 350,000, and (b) Borrower’s credit card activities up to an amount of NIS 550,000; and (ii) charge(s) in favor of Bank Leumi Ltd. created by ISR Borrower on January 1, 2017, on a cash deposit, limited to the aggregate amount of $460,000 in order to secure Borrower’s hedging contracts activities;
(b)    Liens in favor of other financial institutions securing Borrower’s office lease obligations limited to the aggregate amount not to exceed at any time NIS 5,500,000;
(c)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder; and
(d)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pledged Rights” is defined in the Deeds of Pledge.
“Pledged Subsidiaries” shall mean the UK Subsidiary, the German Subsidiary and the French Subsidiary.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Quick Assets” is, on any date, Borrower’s unrestricted and unencumbered cash and net billed accounts receivable, determined according to GAAP.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted Agreement” is any agreement to which Borrower is a party with respect to which Borrower is prohibited pursuant to transferability restrictions set forth under such agreement or under any applicable law, from granting a charge over Borrower’s interest in such agreement.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000).
“Revolving Line Maturity Date” is September 26, 2019.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.
“Streamline Balance” is defined in the definition of Streamline Period.
“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has, for each consecutive day in the immediately preceding month maintained an Adjusted Quick Ratio of greater than 1.45 ), as determined by Bank in its sole discretion (the “Streamline Balance”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank in its discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for one (1) fiscal quarter as determined by Bank in its discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable discretion, that the Streamline Balance has been achieved.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
“Subsidiaries Assets Thresholds” is defined in Section 8.12 of this Agreement.
“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.3 of this Agreement.
“Term Loan Amortization Date” is the first Payment Date following the six (6) month anniversary of the Funding Date.
“Term Loan Amount” is an amount equal to Two Million Dollars ($2,000,000).
“Term Loan Maturity Date” is April 1, 2019.
“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“UK Subsidiary” shall mean Tufin Software Europe Limited.
“Unused Revolving Line Facility Fee” is defined in Section 2.6(d).
“US Borrower” is defined in the preamble of this Agreement.
“Western Europe” means the Republic of Ireland, Spain, Italy, Portugal, France, Germany, Switzerland, Belgium, The Netherlands, Norway, Sweden, Finland, Poland, Greece and Denmark.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument as of the Effective Date.

BORROWER:

TUFIN SOFTWARE TECHNOLOGIES LTD
By:	/s/ Jack Wakileh
Name:	Jack Wakileh
Title:	CFO

TUFIN SOFTWARE NORTH AMERICA, INC.

By:	/s/ Jack Wakileh
Name:	Jack Wakileh
Title:	CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Kate Leland
Name:	Kate Leland
Title:	MD

Signature Page to Loan and Security Agreement

Schedule 5.14
NATI and Investment Center
On June 24, 2009, Borrower filed a request for a pre-ruling from the Israeli Tax Authorities ("ITA") in order to determine: (i) that Borrower's activity will be considered as industrial within the scope of the Encouragement of Capital Investment Law; and (ii) that Borrower's income is benefited and that Borrower has completed the minimum investment in capital expenditures in order to be entitled to tax benefits. Borrower has yet to receive approval from the ITA to the above request.
In July 2012, Borrower notified the Israeli Tax Authorities that it elects tax year 2011 as its "expansion" year, as stipulated in applicable law.
Borrower had filed a request with the Investment Center in order to receive its approval to decrease the basis turnover of its benefited enterprise plans due to its periodical technological changes. On October 13, 2009, July 21, 2010 and January 24, 2013, Borrower received approvals to decrease the basis turnover of certain years, subject to the terms and conditions as stipulated in that approval. Borrower filed such request for the tax year 2012.

EXHIBIT A COLLATERAL DESCRIPTION
The Collateral consists of all of Borrower’s right, title and interest in and to the following:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including payment intangibles), Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know‑how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	TUFIN SOFTWARE TECHNOLOGIES LTD and TUFIN SOFTWARE NORTH AMERICA, INC.
The undersigned authorized officer of TUFIN SOFTWARE TECHNOLOGIES LTD and TUFIN SOFTWARE NORTH AMERICA, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statements (CPA Audited)	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings/Deferred Revenue Report-	Monthly within 7 days	Yes No
Borrowing Base Reports	Weekly on Friday of each monthly within 7 days of month end	Yes No
Board projections, capitalization table	within 10 days from board approval and as amended/updated	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Minimum Adjusted Quick Ratio	1.25:1.0	_____:1.0	Yes No

Streamline Balance	Required	Actual	Complies

Maintain as indicated:
Minimum Adjusted Quick Ratio	1.45:1.0	_____:1.0	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

TUFIN SOFTWARE TECHNOLOGIES LTD	BANK USE ONLY

By:	Received By:
Name:		AUTHORIZED SIGNER
Title:	Date:

Verified:
TUFIN SOFTWARE NORTH AMERICA, INC.	AUTHORIZED SIGNER
By:	Date:
Name:
Title:	Compliance Status:	Yes	No

Schedule 1 to Compliance Certificate
Financial Covenants and Streamline Balance of Borrower
In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.
Dated:    ____________________
Actual:

A.	Aggregate value of the unrestricted and unencumbered cash of Borrower	$_____
B.	Aggregate value of the net billed accounts receivable of Borrower	$_____
C.	Quick Assets (the sum of lines A through B)	$_____
D.	Aggregate value of Obligations to Bank	$_____
E.	Aggregate value of liabilities of Borrower (including all Indebtedness) that matures within one (1) year	$_____
F.	Current Liabilities (the sum of lines D and E, without duplication)	$_____
G	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue (Deferred Revenue)	$_____
H	Line F minus line G
I.	Quick Ratio (line C divided by line H)	_____

1.	Financial Covenant: Adjusted Quick Ratio (Section 6.9)

Required:	1.22:1.00

Actual:

No, not in compliance	Yes, in compliance

2.	Streamline Balance: Adjusted Quick Ratio (Section 13)

Required:	1.45:1.00

Actual:

No, not in compliance	Yes, in compliance

EXHIBIT C
LOAN PAYMENT/ADVANCE REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS NOON EASTERN TIME

Fax To:	Date:

LOAN PAYMENT:
TUFIN SOFTWARE TECHNOLOGIES LTD and TUFIN SOFTWARE NORTH AMERICA, INC.
From Account #	To Account #
(Deposit Account #)		(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)		(Deposit Account #)

Amount of Term Loan Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Eastern Time

Beneficiary Name:	Amount of Wire:
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT D
BORROWING BASE CERTIFICATE

Borrower: TUFIN SOFTWARE TECHNOLOGIES LTD and TUFIN SOFTWARE NORTH AMERICA, INC.
Lender:    Silicon Valley Bank
Commitment Amount: $15,000,000.00

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of ____________________	$
2.	Additions (please explain on next page)	$
3.	Less: Intercompany / Employee / Non-Trade Accounts	$
4.	NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)		$
5.	Affiliate/Subsidiary/Intercompany/Employee Accounts/invoices	$
6.	90 Days Past Invoice Date	$
7.	Credit Balances over 90 Days	$
8.	Foreign Account Debtors (non-US/Israel) other than Accounts owing from Arrow entities specified in the Loan Agreement	$
9.	Accounts billed and/or payable outside the US	$
10.	Contra/Customer Deposit Accounts	$
11.	U.S. Government Accounts without assignment of claims	$
12.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
13.	Accounts with Memo or Pre-Billings	$
14.	Contract Accounts; Accounts with Progress/Milestone Billings	$
15.	Accounts for Retainage or Retention Billings	$
16.	Trust / Bonded Accounts	$
17.	Bill and Hold Accounts	$
18.	Unbilled Accounts	$
19.	Non-Trade Accounts (if not already deducted above)	$
20.	Accounts with Extended Term Invoices (Net 90+)	$
21.	Chargebacks Accounts / Debit Memos	$
22.	Product Returns/Exchanges	$
23.	Disputed Accounts; Insolvent Account Debtor Accounts	$
24.	Doubtful / Refreshed / Recycled Accounts	$
25.	Deferred Revenue (other than Deferred Revenue related solely to license, support and maintenance)	$
26.	Balance of 50% over 90 Day Accounts (cross-age or current affected)	$
27.	Concentration Limits (25%), other than Arrow entities specified in the Loan Agreement (75%).	$
28.	Accounts in which Bank doesn’t have perfected first security interest/fixed charge	$
29.	Other (please explain on next page)	$
30.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
31.	Eligible Accounts (#4 minus #30)	$
32.	ELIGIBLE AMOUNT OF ACCOUNTS (80.0% of #31)	$

BALANCES
33.	Maximum Loan Amount		$15,000,000.00
34.	Total Funds Available (lesser of #32 or #33)	$
35.	Present balance of Advances	$
36.	RESERVE POSITION (#34 minus #35)	$
[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:		Received by:
AUTHORIZED SIGNER
TUFIN SOFTWARE TECHNOLOGIES LTD		Date:
Verified:
By:			AUTHORIZED SIGNER
	Authorized Signer	Date:
Date:		Compliance Status:	Yes	No

TUFIN SOFTWARE NORTH AMERICA, INC.
By:
Authorized Signer
Date:

EXHIBIT E

[Debenture (floating)]

EXHIBIT E-1

[Debenture (fixed)]

EXHIBIT F

[Deed of Pledge]